EXHIBIT 99

FOR IMMEDIATE RELEASE May 8, 2006	Contact: Donald J. Radkoski (614) 492-4901 or Tammy Roberts Myers (614) 492-4954
BOB EVANS FARMS ANNOUNCES FOURTH QUARTER DIVIDEND AND SHARE REPURCHASE AUTHORIZATION
     COLUMBUS, Ohio — Bob Evans Farms, Inc. (Nasdaq: BOBE) board of directors today declared a quarterly dividend of 12 cents ($0.12) per share on the company’s outstanding common stock ($.01 par value). The dividend is payable June 1, 2006, to stockholders of record at the close of business on May 19, 2006.
     The board of directors has also approved the repurchase of up to 2 million shares of Bob Evans Farms, Inc. common stock during fiscal 2007, which runs through April 2007. The shares may be purchased from time to time on the open market or through privately negotiated transactions, depending on market conditions. There were approximately 36.0 million shares outstanding at April 28, 2006.
     Bob Evans Farms, Inc. owns and operates 587 full-service, family restaurants in 19 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 103 Mimi’s Café casual restaurants located in 17 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Statements in this report that are not historical facts are forward-looking statements and are based on current expectations. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	Changing business and/or economic conditions, including energy costs
•	Competition in the restaurant and food products industries
•	Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs and general inflation
•	Changes in the cost or availability of acceptable new restaurant sites
•	Adverse weather conditions in locations where the company operates its restaurants
•	Consumer acceptance of changes in menu, price, atmosphere and/or service procedures
•	Consumer acceptance of the company’s restaurant concepts in new geographic areas
•	Changes in hog and other commodity costs.
There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.
Additional discussion of these factors is included in the company’s periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.